Exhibit 99.1

Teradyne Announces Election of Two New Independent Directors

Technology and semiconductor industry veterans Drew Henry and Dr. Necip Sayiner to join Board

NORTH READING, MA - June 26, 2025 - Teradyne, Inc. (NASDAQ:TER) announced the election of two new independent directors to its Board of Directors (the “Board”). Drew Henry, Executive Vice President of Strategy & Ecosystem at Arm Holdings, and Dr. Necip Sayiner, former President and CEO of Intersil Corporation, will join the Teradyne Board effective July 1, 2025. Mr. Henry was appointed to the Board’s Compensation Committee and Nominating and Corporate Governance Committee, and Dr. Sayiner was appointed to the Board’s Audit Committee.

These appointments are part of a multi-year board refreshment process, led by the Board’s Nominating and Corporate Governance Committee and aided by an independent search firm, to thoughtfully evolve the Board with directors that possess complementary skills aligned with Teradyne’s strategic priorities to accelerate shareholder value creation. With these appointments and following the conclusion of Ford Tamer’s tenure as a Director at the 2025 Annual Meeting, the Board will expand from seven to nine directors, five of whom have been added over the past three years and eight of whom are independent.

“We are very excited to welcome Drew and Necip to our Board of Directors,” said Paul Tufano, Teradyne’s Chairman. “Drew’s extensive experience within the semiconductor industry, particularly in the Compute space, will provide valuable insights to the Board as Teradyne pursues new opportunities in the Semiconductor Test and Product Test businesses. Necip’s deep technical expertise and leadership across networking and analog mixed signal, driving targeted growth through end market diversification, will provide a unique perspective to the Board across Teradyne’s businesses. We are confident that the Company will continue to benefit from the Board’s perspectives and insights as we advance our efforts to push the technology and operating boundaries.”

About Drew Henry

Drew Henry is the Executive Vice President of Strategy & Ecosystem at Arm Holdings, a global leader in semiconductor and software design. Since joining Arm in 2017, he has held multiple senior roles and helped shape Arm’s growth strategy across its global business. Mr. Henry brings more than 30 years of deep industry experience across the semiconductor, computing, and technology sectors, with a focus on strategic growth, platform development, and operational execution.

Prior to joining Arm, Mr. Henry served as the CEO of Acetti Software, a venture-funded cloud start-up, and held senior roles at SanDisk where he was the Senior Vice President and General Manager for various business units developing data storage solutions for telecommunication, consumer electronics, automotive, and cloud companies. Mr. Henry spent over a decade at Nvidia where he was the General Manager for GeForce, Nvidia’s brand of graphics processing units. He holds a Master of Science in Electrical Engineering from the University of Southern California and a BS in Engineering Physics from the University of the Pacific.

About Necip Sayiner

Dr. Necip Sayiner is a seasoned executive with over 25 years of leadership experience in the semiconductor industry and a proven track record of value creation. He served as President and CEO of Intersil Corporation, where he led the company’s $3.2B sale to Renesas Electronics in 2017, and later joined Renesas as Executive Vice President and General Manager until 2019. Prior to Intersil, he was President and CEO of Silicon Laboratories and held senior executive positions at Agere Systems. Dr. Sayiner has also contributed to the broader industry as Chairman of the Semiconductor Industry Association. He currently serves on the boards of Sandisk, Rambus, and Axcelis Technologies.

Dr. Sayiner holds a Ph.D. in Electrical Engineering from the University of Pennsylvania, an MS in Engineering from Southern Illinois University, and dual BS degrees in Electrical and Electronics Engineering and Physics from Bosphorus University in Turkey.

About Teradyne

Teradyne (NASDAQ:TER) designs, develops, and manufactures automated test equipment and advanced robotics systems. Its test solutions for semiconductors and electronics products enable Teradyne’s customers to consistently deliver on their quality standards. Its advanced robotics business includes collaborative robots and mobile robots that support manufacturing and warehouse operations for companies of all sizes. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc., in the U.S. and other countries.

For more information, contact:

Traci Tsuchiguchi

Investor Relations

Tel 978.370.2444

investorrelations@teradyne.com